UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2004

JOHN B. SANFILIPPO & SON, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19681	36-2419677
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2299 Busse Road, Elk Grove Village, Illinois 60007

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (847) 593-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

The disclosure set forth below under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” is hereby incorporated by reference into this Item 1.01.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 16, 2004, John B. Sanfilippo & Son, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Agreement”) with The Prudential Insurance Company of America, Pruco Life Insurance Company, American Skandia Life Assurance Corporation, Prudential Retirement Ceded Business Trust, ING Life Insurance and Annuity Company, Farmers New World Life Insurance Company, Physicians Mutual Insurance Company, Great-West Life & Annuity Insurance Company, The Great-West Life Assurance Company, United of Omaha Life Insurance Company and Jefferson Pilot Financial Insurance Company (collectively the “Purchasers”) whereby the Purchasers purchased $65 million of the Company’s senior unsecured notes (the “Notes”). The Notes have a maturity of 10 years, bear interest at a fixed interest rate of 4.67% per annum and are required to be repaid in equal semi-annual payments on each June 1 and December 1 commencing on June 1, 2006. A copy of the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The proceeds from this financing will be used for the Company’s consolidation of its Chicago area facilities into a single facility in Elgin, Illinois and for other working capital and general corporate purposes. The anticipated closing date on the Elgin site acquisition is March 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHN B. SANFILIPPO & SON, INC.
December 21, 2004	By:	/s/ Michael J. Valentine

Michael J. Valentine Executive Vice President Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibits	Description
99.1	Note Purchase Agreement by and among the Company and the Purchasers dated December 16, 2004